UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 16, 2007
The Lamson & Sessions Co.
(Exact name of registrant as specified in its charter)

Ohio	001-00313	34-0349210

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

25701 Science Park Drive, Cleveland, Ohio	44122-7313

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (216) 464-3400
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.
The information contained in Item 5.02 below under the heading “Agreement to Terminate Change-in-Control Agreement” is incorporated herein by reference.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
Amended and Restated Executive Change-in-Control Agreement
On March 16, 2007, The Lamson & Sessions Co. (the “Company”) and Michael J. Merriman, Jr., Chief Executive Officer, President and a Director of the Company, entered into an amended and restated executive change-in-control agreement (the “Amended Change-in-Control Agreement”) to provide for certain changes and clarifications to the original agreement between the parties, dated October 26, 2006 (the “Original Change-in-Control Agreement”). The Amended Change-in-Control Agreement revises the method for determining incentive pay for purposes of setting the minimum incentive pay that Mr. Merriman would be entitled to receive under the agreement during the three-year period following a change in control and calculating the cash severance payment that Mr. Merriman would receive upon the occurrence of his qualifying termination following a change in control. The Original Change-in-Control Agreement provided that such incentive pay would be calculated as the average of the aggregate annual bonuses paid to Mr. Merriman for the preceding two calendar years. The Amended Change-in-Control Agreement provides that, if a change in control occurs prior to Mr. Merriman receiving annual bonuses for two complete calendar years with the Company, his incentive pay for these purposes will be the greater of (i) the amount determined under the Original Change-in-Control Agreement, or (ii) his target bonus for the year in which the change of control occurs. The Amended Change-in-Control Agreement was also revised for compliance with Internal Revenue Code Section 409A.
Amended and Restated Executive Supplemental Retirement Agreement
On March 16, 2007, the Company and Mr. Merriman also entered into an amended and restated executive supplemental retirement agreement (the “Amended SERP”) in order to clarify the methodology for calculating the amount of the supplemental retirement benefit to be awarded under Mr. Merriman’s executive supplemental retirement agreement, dated as of November 15, 2006, in the event that such supplemental retirement benefit were to be provided during the first five years of Mr. Merriman’s employment with the Company. For a termination that occurs during 2007 or 2008, Mr. Merriman’s SERP calculation will be based on his base pay rate and target bonus on the date of the termination. For a termination that occurs in 2009, 2010 or 2011, Mr. Merriman’s SERP calculation will be based on the annualized average of the cash compensation paid to Mr. Merriman during his period of employment with the Company.
Agreement to Terminate Change-in-Control Agreement
As previously announced, John B. Schulze, Chairman of the Board of Directors of the Company, will retire as an employee of the Company effective upon the earlier of April 30, 2007 or the date of the Company’s annual meeting of shareholders held in 2007. On March 16, 2007, the Company and Mr. Schulze entered into an agreement (the “Termination Agreement”) pursuant to which Mr. Schulze has agreed to terminate his three-year change-in-control agreement with the Company. Mr. Schulze will serve as non-executive Chairman of the Board for his remaining term as a director of the Company, which term will expire at the Company’s annual meeting of shareholders in 2008. In consideration for his continuing service on the Board and for other services he will provide to the Company, Mr. Schulze will be paid $350,000 upon the schedule set forth in the Termination Agreement. Upon the occurrence of a change in control (as defined in the Termination Agreement) all amounts remaining unpaid under the Termination Agreement will accelerate.
Supplemental Retirement Agreement
On March 16, 2007, the Company and Mr. Schulze entered into an agreement (the “Schulze Agreement”) to augment the Amended and Restated Supplemental Retirement Agreement, dated as of March 20, 1990, between the Company and Mr. Schulze (the “Schulze SERP”). The Schulze Agreement permits Mr. Schulze to elect to receive a lump sum payment in an amount equal to the difference between (i) the present value of the supplemental retirement benefit payable to Mr. Schulze under the Schulze SERP in the form of a 50% joint and spousal annuity and (ii) the present value of the supplemental retirement benefit that would be payable to Mr. Schulze if his benefit under the Schulze SERP were payable in the form of a subsidized 100% joint and survivor annuity.
General
The summaries of the material terms of the Amended Change-in-Control Agreement, Amended SERP, the Termination Agreement and the Schulze Agreement set forth above are qualified in their entirety by reference to the full text of such agreements, copies of which are attached as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits:

Number	Exhibit
10.1	Amended and Restated Executive Change-in-Control Agreement, dated March 16, 2007, by and between the Company and Michael J. Merriman, Jr.

10.2	Amended and Restated Executive Supplemental Retirement Agreement, dated March 16, 2007, by and between the Company and Michael J. Merriman, Jr.

10.3	Agreement, dated March 16, 2007, by and between the Company and John B. Schulze

10.4	Agreement, dated March 16, 2007, by and between the Company and John B. Schulze (regarding the Amended and Restated Supplemental Retirement Agreement, as amended, between the Company and John B. Schulze)

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE LAMSON & SESSIONS CO.

By:	/s/ James J. Abel

James J. Abel
Executive Vice President, Secretary,
Treasurer and Chief Financial Officer
Dated: March 22, 2007

INDEX TO EXHIBITS

Number	Exhibit
10.1	Amended and Restated Executive Change-in-Control Agreement, dated March 16, 2007, by and between the Company and Michael J. Merriman, Jr.

10.2	Amended and Restated Executive Supplemental Retirement Agreement, dated March 16, 2007, by and between the Company and Michael J. Merriman, Jr.

10.3	Agreement, dated March 16, 2007, by and between the Company and John B. Schulze

10.4	Agreement, dated March 16, 2007, by and between the Company and John B. Schulze (regarding the Amended and Restated Supplemental Retirement Agreement, as amended, between the Company and John B. Schulze)

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